Exhibit 99.1

Hexcel Reports 2008 Fourth Quarter and Year-End Results

Fourth Quarter 2008 Highlights

  Sales from continuing operations of $289.5 million, down $28.1 million or 8.8% year over year (5.1% in constant currency) reflecting impact of Boeing Commercial Airplanes strike
  Net income of $28.3 million, $0.29 per diluted share ($0.16 adjusted for one time items) versus $0.13 per diluted share last year ($0.20 adjusted for one time items)

STAMFORD, Conn.--(BUSINESS WIRE)--January 21, 2009--Hexcel Corporation (NYSE: HXL)

Summary of Results from Continuing Operations
	Quarter Ended December 31,			Year Ended December 31,
(In millions, except per share data)	2008	2007	Var %	2008	2007	Var %

Net Sales	$289.5	$317.6	(8.8%)	$1,324.9	$1,171.1	13.1%
Operating Income	29.3	20.8	40.9%	130.9	114.9	13.9%
Net Income	28.3	13.0	117.7%	111.2	63.3	75.7%
Diluted net income per common share	$0.29	$0.13	123.1%	$1.14	$0.66	72.7%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$30.6	$36.6	(16.4)%	$145.0	$134.8	7.6%
Adjusted Net Income (table D)	15.7	19.2	(18.2)%	79.7	69.5	14.7%
Adjusted diluted net income per share	$0.16	$0.20	(20.0)%	$0.82	$0.72	13.9%

Hexcel Corporation (NYSE: HXL) today reported results for the fourth quarter and full year of 2008. Net sales during the quarter were $289.5 million, 8.8% lower than the $317.6 million reported for the fourth quarter of 2007. Operating income was $29.3 million, compared to $20.8 million for the same quarter last year. Net income for the fourth quarter of 2008 was $28.3 million, or $0.29 per diluted share, compared to $13.0 million or $0.13 per diluted share in 2007.

The fourth quarter of 2007 included a number of one time items such as the termination of our U.S. defined benefit pension plan and impairment costs. Both 2007 and 2008 had favorable tax adjustments. Excluding one time items, adjusted operating income (see table C) of $30.6 million is 16% less than the fourth quarter of 2007. Adjusted net income (see table D) in the fourth quarter of 2008 was $15.7 million, or $0.16 per diluted share, as compared to $19.2 million, or $0.20 per diluted share in 2007.

Chief Executive Officer Comments

Mr. Berges commented, “In light of the circumstances, Hexcel performed well in a very difficult fourth quarter environment. The period was primarily hurt by the work stoppage at Boeing Commercial Airplanes and the related supply chain inventory corrections that are now returning to normalcy. The strike, as well as a decline in recreation, automotive and general industrial sub-markets more than offset growth in both our space and defense and wind energy markets. Despite these setbacks, continued progress with our tax strategy program begun last year and tight control of SG&A spending helped us close the year on a positive note.”

In reviewing the year, Mr. Berges noted, “For the first eight months of the year, Hexcel remained committed to its earnings guidance despite unexpected delays to key aircraft programs and a weak U.S. dollar in addition to runaway energy related and commodity costs. But a two month strike at our largest customer proved too much to overcome so late in the year. Nevertheless, 2008 was a year of significant highlights. Our strategic focus on growing markets allowed us to increase sales by nearly 11% in constant currency with each of our key markets (commercial aerospace, space and defense and wind energy) growing at double digit rates in 2008, as they did in 2007. To support this long term growth trend and also the record breaking $4-$5 billion A350 contract win, we stayed right on track with our capacity expansion plans hitting our marks with $177 million of capital expenditures and the successful qualification of new facilities in Spain, France, Germany and China.

“Recent market dynamics have made our 2009 outlook less clear than we’d like. Our plan assumes flat to modest revenue growth and despite the tough economic conditions affecting us globally, we hope to extend our record of adjusted earnings growth even with flat sales. We are closely monitoring the pace of our capital spending plans to maintain alignment with our growth assumptions and while we continue to believe that the growth of wind turbine demand and new composite-intensive commercial aircraft programs will become an increasingly large part of our future, we are currently limiting our 2009 capital spend to $100 Million.”

Markets

Commercial Aerospace

  Commercial aerospace sales for the quarter of $143.2 million declined 15.9% (13.3% in constant currency) versus last year due to the work stoppage at Boeing and a slower than expected restart. Sales to Boeing and its subcontractors were down 40% as compared the fourth quarter of 2007. Combined sales to Airbus, regional and business aircraft customers were down slightly from the comparable period last year.
  For the full year, sales to commercial aerospace grew by $88.5 million or 14.2% (13.5% in constant currency). Due to the strike, sales to Boeing and its subcontractors were flat for the year. Aided by the strong sales in the first half of 2008, sales to Airbus and its subcontractors were up over 20% for the year. Sales to the remainder of the commercial aerospace market were also up over 20% for the year, though some softness was evident in the fourth quarter. Sales to new programs such as the A380, B787, A350, and B747-8 were up for the year, but still represent less than 15% of commercial aerospace revenues.

Industrial

  Industrial sales of $69.2 million for the fourth quarter of 2008 were essentially flat for the quarter and the year on a constant currency basis. Wind energy for 2008 comprises more than half of the industrial sales.
  Sales to recreation, automotive and other general industrial markets were at their lowest level in years, reflecting both weak markets and selective portfolio pruning. In December we made our first production carbon fiber shipments to the American Centrifuge Program.
  Wind energy revenue grew in the mid-teens for both the quarter and the full year on a constant currency basis. Our new China wind plant has begun production and we have broken ground on our new wind facility in Colorado to support the growing global demand.

Space & Defense

  Space & Defense sales of $77.1 million for the quarter were 10.0% higher compared to the fourth quarter of 2007 and 16.1% higher for all of 2008 as compared to 2007, in constant currency. We continue to benefit from participating in a broad range of programs in the US, Europe and Asia, including rotorcraft, transport, fixed wing attack and satellite programs.

Operations

  Gross margin was 21.4% for the quarter compared to 23.4% for the fourth quarter of 2007 due principally to lower volumes and the incremental costs associated with the new facilities.
  For the year gross margin of 21.8% compares to 2007 of 24.2%. We estimate the impact of start-up and incremental costs associated with the new facilities in Spain, France, Germany and China to be about 125 basis points. While the margin of these facilities will improve in 2009, until they expand to support the anticipated higher volumes for which they were designed, they will continue to be below our average margin. Our new Colorado facility is expected to begin qualification trials in the third quarter of 2009.
  Selling, general and administrative expenses in the fourth quarter were $24.0 million versus $29.1 million in 2007 or 18% less as we adjusted to the Boeing strike impacts and the overall economic environment. For the year, these expenses were $1.1 million less than in 2007, or a reduction to 8.5% of sales as compared to 9.7% in 2007.

Tax

  A number of the tax benefits recorded this year are the result of implementing tax planning strategies which enabled a change in our estimate of net operating loss (NOL) and foreign tax credit (FTC) carry-forwards we now expect to realize in the future. The tax provision for the quarter included $12.6 million ($26.2 million for the year) of benefits primarily from reversal of valuation allowances against U.S. deferred tax assets and reinstatement of U.S. deferred tax assets which were previously written off. We have additional FTCs against which we have recorded valuation allowances, but we will not reverse these valuation allowances until such time that we believe it is more likely than not that they are realizable.
  After excluding the one-time adjustments, our effective tax rate for the year was 37.8% for the year, down slightly from 38.2% in 2007. We target further improvement in 2009.

Cash and Other

  Total debt, net of cash as of December 31, 2008 was $343.7 million, a decrease of $2.6 million during the quarter. For the year, net debt increased by $55.9 million, as a result of the increase in capital expenditures and the working capital usage to support the business growth. These increases were partially offset by $22.3 million from the sale of our joint venture interest in BHA Aero Composites Parts Co. Ltd (BHA) in China.
  At December 31, we had no amounts outstanding on our $125 million revolver facility. After considering the $13.9 million outstanding letters of credit, cash on hand and available borrowings under the revolver facility total $162.0 million as compared to $142.4 million a year ago.
  Capital spending for the year was $177.3 million, including approximately $113 million for our previously announced carbon fiber expansions. For planning purposes, we are limiting 2009 capital spending to $100 million, with much of it in the first half as we complete carbon fiber and wind capacity projects already in progress. We target 2009 to be cash flow positive for the year, though we do expect to be negative in the first half as a result of the timing of the capital spending and other seasonal factors.
  Equity in earnings for the quarter was $0.5 million as compared to income of $1.0 last year. We sold our interest in BHA in July 2008, and our remaining joint venture in Malaysia was impacted by the Boeing strike offset by a tax benefit the joint venture recorded from reversing valuation allowances against Malaysian deferred tax assets.

2009 Outlook

The volatile nature of the global economy and potential effects on our customers has added a good deal of uncertainty to our outlook. We hope to provide more clarity as the year progresses, but with an assumption of little or no help from revenue growth on a constant currency basis, we target a modest improvement in adjusted EPS to continue our seven year record of adjusted EPS improvement.

  At this stage our two largest customers Airbus and Boeing have made only minor adjustments to their 2009 outlook. They have been less definitive on expectations for 2010, which will be important to our 2009 second half revenue outlook.
  Due to delays, we do not expect a significant contribution from new aircraft programs in 2009, but are encouraged by the apparent demand shift to larger, more composite-intensive aircraft and the favorable impact that will likely result beyond 2009.
  Business and regional jet build rate softening will likely impact our “other aerospace” sub-market which represents 28% of our 2008 commercial aerospace market and has grown dramatically in recent years.
  Space and Defense growth in 2008 was well ahead of the historical 8% per year pace, and while we still expect growth, we expect it to return to single digits.
  We are already seeing an impact on recreation, auto, and general industrial sub-markets, though these now represent less than 15% of our sales. Sales of materials for the American Centrifuge Project should help offset any further decline in 2009.
  While we have some concerns about the end users’ availability of funding for future wind projects, we expect another double digit growth year from wind energy as new global capacity comes on line and U.S. policy warms to renewable energy sources.

Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 22, 2008 to discuss the fourth quarter results and respond to questions. The telephone number for the conference call is (719) 325-4758 and the confirmation code is 7454685. The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the ramp-up of new facilities and the current economic environment; our projections regarding the realizability of NOL and FTC carry-forwards; and the impact of the above factors on our expectations of 2009 financial results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, interest rates, environmental regulations and tax codes. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2008	2007	2008	2007
Net sales	$289.5	317.6	$1,324.9	$1,171.1
Cost of sales	227.6	243.4	1,035.7	888.1
Gross margin	61.9	74.2	289.2	283.0
% Gross margin	21.4%	23.4%	21.8%	24.2%

Selling, general and administrative expenses	24.0	29.1	112.9	114.0
Research and technology expenses	7.3	8.5	31.4	34.2
Business consolidation and restructuring expenses	1.3	3.2	3.8	7.3
Other operating expense, net (a)	—	12.6	10.2	12.6
Operating income	29.3	20.8	130.9	114.9

Interest expense, net	4.7	4.5	20.2	21.4
Non-operating expense (b)	—	0.1	—	1.1
Income from continuing operations before income taxes, equity in earnings and discontinued operations	24.6	16.2	110.7	92.4
(Benefit) Provision for income taxes (c)	(3.2)	4.2	15.6	33.4
Income from continuing operations before equity in earnings and discontinued operations	27.8	12.0	95.1	59.0
Equity in earnings from and gains on sale of investments in affiliated companies (d)	0.5	1.0	16.1	4.3
Net income from continuing operations	28.3	13.0	111.2	63.3
Income (loss) from discontinued operations, net of tax (e)	—	0.1	—	(5.1)
(Loss) gain on sale of discontinued operations, net of tax	—	(1.3)	—	3.1
Net income	$28.3	$11.8	$111.2	$61.3
Basic net income (loss) per common share:
Continuing operations	$0.29	$0.14	$1.15	$0.67
Discontinued operations	—	(0.02)	—	(0.02)
Net income per common share	$0.29	$0.12	$1.15	$0.65
Diluted net income (loss) per common share:
Continuing operations	$0.29	$0.13	$1.14	$0.66
Discontinued operations	—	(0.01)	—	(0.02)
Net income per common share	$0.29	$0.12	$1.14	$0.64
Weighted-average common shares:
Basic	96.6	95.5	96.4	94.7
Diluted	97.2	97.4	97.6	96.5

(a) Other operating expense for the year ended December 31, 2008 includes a charge of $7.6 million related to the increase in environmental remediation liabilities and a charge of $2.7 million related to the termination of our U.S. defined benefit plan. In 2007 other operating expense, net includes $9.4 million of expense related to the partial settlement of our U.S. defined benefit plan, and $3.2 million associated with the impairment of purchased technology and fixed assets.

(b) Non-operating expense for the year ended December 31, 2007 is the accelerated amortization of deferred financing costs as a result of prepayments of the Company’s bank term loan with the net proceeds from asset sales.

(c) The provision for income taxes for the quarter ended December 31, 2008 includes $12.6 million in benefits primarily from the reinstatement of U.S. deferred tax assets previously written off. For the year, 2008 includes a total of $26.2 million of one time tax benefits (see Table D)

(d) 2008 full year results include a pre-tax gain of $12.5 million on the sale of the BHA Aero joint venture. Taxes of $0.8 million, related to the sale, are included in the provision for income taxes.

(e) Included in the year ended December 31, 2007 is an after-tax charge of $9.7 million related to the establishment of a reserve for previously disclosed litigation.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	December 31, 2008	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$50.9	$48.7	$28.1
Accounts receivable, net	189.4	208.7	192.8
Inventories, net	195.3	200.6	179.4
Prepaid expenses and other current assets	45.1	41.2	34.7
Total current assets	480.7	499.2	435.0

Property, plant and equipment	971.7	952.7	858.8
Less accumulated depreciation	(419.4)	(430.1)	(415.7)
Net property, plant and equipment	552.3	522.6	443.1

Goodwill and other intangible assets, net	56.0	55.9	56.8
Investments in affiliated companies	10.6	10.2	17.5
Deferred tax assets	88.3	75.5	88.7
Other assets	22.4	25.3	19.4
Total assets	$1,210.3	$1,188.7	$1,060.5

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$2.1	$1.9	$0.4
Accounts payable	120.5	121.5	144.2
Accrued liabilities	101.6	80.5	99.7
Total current liabilities	224.2	203.9	244.3

Long-term notes payable and capital lease obligations	392.5	393.1	315.5
Other non-current liabilities	84.4	81.6	73.1
Total liabilities	701.1	678.6	632.9

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 98.3 shares issued at December 31, 2008, 98.2 shares at September 30, 2008 and 97.6 shares at December 31, 2007	1.0	1.0	1.0
Additional paid-in capital	526.1	525.6	513.3
Retained earnings (Accumulated deficit)	14.6	(14.5)	(97.4)
Accumulated other comprehensive income (loss)	(8.7)	21.8	32.6
	533.0	533.9	449.5
Less – Treasury stock, at cost, 1.9 shares at December 31, 2008 and September 30, 2008 and 1.8 shares at December 31, 2007	(23.8)	(23.8)	(21.9)
Total stockholders' equity	509.2	510.1	427.6
Total liabilities and stockholders' equity	$1,210.3	$1,188.7	$1,060.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended December 31,
(In millions)	2008	2007

Cash flows from operating activities
Net income from continuing operations	111.2	63.3

Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	43.9	39.8
Amortization of debt discount and deferred financing costs	1.7	1.7
Deferred income taxes	(12.8)	10.0
Business consolidation and restructuring expenses	3.8	7.3
Business consolidation and restructuring payments	(4.3)	(14.9)
Equity in earnings in affiliated companies	(4.5)	(4.3)
Gain on sale of BHA	(11.7)	—
Share-based compensation	9.4	10.4
Excess tax benefits on share-based compensation	2.0	(7.1)
Loss on early retirement of debt	—	1.1

Changes in assets and liabilities:
Increase in accounts receivable	(3.1)	(10.0)
Increase in inventories	(20.1)	(19.1)
Decrease in prepaid expenses and other current assets	3.0	0.3
(Decrease) increase in accounts payable/accrued liabilities	(19.4)	21.0
Other – net	(0.2)	6.8
Net cash provided by operating activities	98.9	106.3

Cash flows from investing activities
Capital expenditures and deposits	(177.3)	(120.6)
Insurance recoveries on property damage	—	1.2
Net proceeds from sale of discontinued operations	—	84.0
Proceeds from sale of BHA	22.3	—
Investment in affiliated companies	—	(2.0)
Net cash used for investing activities	(155.0)	(37.4)

Cash flows from financing activities
Borrowings from senior secured credit facility – term C loan	79.3	—
Repayments of senior secured credit facility – term B loan	—	(96.2)
Repayments of capital lease obligations and other debt, net	(0.4)	(0.6)
Activity under stock plans	1.2	21.3
Net cash provided by (used for) financing activities	80.1	(75.5)
Net cash provided by operating activities, discontinued operations	—	7.2
Net cash used for investing activities, discontinued operations	—	(1.8)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	3.6
Net increase in cash and cash equivalents	22.8	2.4
Cash and cash equivalents at beginning of period	28.1	25.7
Cash and cash equivalents at end of period	$50.9	$28.1

Supplemental Data:
Cash interest paid	$25.3	$24.5
Cash taxes paid	$23.5	$18.0

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market Segment
Quarters Ended December 31, 2008 and 2007				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$143.2	$170.3	(15.9)	$(5.1)	$165.2	(13.3)
Industrial	69.2	75.7	(8.6)	(5.8)	69.9	(1.0)
Space & Defense	77.1	71.6	7.7	(1.5)	70.1	10.0
Consolidated Total	$289.5	$317.6	(8.8)	$(12.4)	$305.2	(5.1)
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	49.5	53.6			54.1
Industrial	23.9	23.8			22.9
Space & Defense	26.6	22.6			23.0
Consolidated Total	100.0	100.0			100.0
Year Ended December 31, 2008 and 2007				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$710.3	$621.8	14.2	$4.1	$625.9	13.5
Industrial	312.7	293.6	6.5	16.9	310.5	0.7
Space & Defense	301.9	255.7	18.1	4.4	260.1	16.1
Consolidated Total	$1,324.9	$1,171.1	13.1	$25.4	$1,196.5	10.7
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	53.6	53.1			52.3
Industrial	23.6	25.1			26.0
Space & Defense	22.8	21.8			21.7
Consolidated Total	100.0	100.0			100.0

(a) To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2007 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2008 and are referred to as “constant currency” sales.

(b) FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2008
Net sales to external customers	$236.3	53.2	$—	$289.5
Intersegment sales	9.0	0.1	(9.1)	—
Total sales	245.3	53.3	(9.1)	289.5
Operating income (loss)	35.6	4.3	(10.6)	29.3
% Operating margin	14.5%	8.1%		10.1%
Depreciation and amortization	9.7	1.0	—	10.7
Business consolidation and restructuring expenses	1.1	0.2	—	1.3
Stock-based compensation expense	0.4	—	0.3	0.7
Capital expenditures and deposits	49.5	1.6	0.4	51.5

Fourth Quarter 2007
Net sales to external customers	$255.8	61.8	$—	$317.6
Intersegment sales	8.1	0.4	(8.5)	—
Total sales	263.9	62.2	(8.5)	317.6
Operating income (loss)	33.8	6.4	(19.4)	20.8
% Operating margin	12.8%	10.3%		6.5%
Depreciation and amortization	9.0	1.0	—	10.0
Business consolidation and restructuring expenses	3.3	(0.1)	—	3.2
Stock-based compensation expense	1.1	0.2	1.0	2.3
Capital expenditures and deposits	44.7	4.3	0.1	49.1

Full Year 2008
Net sales to external customers	$1,075.3	$249.6	$—	$1,324.9
Intersegment sales	40.1	0.4	(40.5)	—
Total sales	1,115.4	250.0	(40.5)	1,324.9
Operating income (loss)	158.8	26.8	(54.7)	130.9
% Operating margin	14.2%	10.7%		9.9%
Depreciation and amortization	39.6	4.2	0.1	43.9
Business consolidation and restructuring expenses	3.4	0.4	—	3.8
Stock-based compensation expense	2.7	0.5	6.2	9.4
Capital expenditures and deposits	170.7	3.4	3.2	177.3

Full Year 2007
Net sales to external customers	$941.9	$229.2	$—	$1,171.1
Intersegment sales	34.0	2.5	(36.5)	—
Total sales	975.9	231.7	(36.5)	1,171.1
Operating income (loss)	142.8	21.3	(49.2)	114.9
% Operating margin	14.6%	9.2%		9.8%
Depreciation and amortization	35.9	3.8	0.1	39.8
Business consolidation and restructuring expenses	6.4	0.9	—	7.3
Stock-based compensation expense	4.2	0.8	5.4	10.4
Capital expenditures and deposits	111.4	7.2	2.0	120.6

(a) We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income			Table C
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2008	2007	2008	2007

GAAP operating income	$29.3	$20.8	$130.9	$114.9
- Business Consolidation & Restructuring Expense	1.3	3.2	3.8	7.3
- Pension Settlement Expense	—	9.4	2.7	9.4
- Environmental expense	—	—	7.6	—
- Impairment costs	—	3.2	—	3.2
Non-GAAP Operating Income	$30.6	$36.6	$145.0	$134.8
Includes:
- Stock Compensation Expense	$0.7	$2.3	$9.4	$10.4
Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income from Continuing Operations			Table D
	Unaudited
	Quarter Ended December 31,
	2008		2007
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$28.3	$0.29	$13.0	$0.13
- Pension Settlement Expense (net of tax)	—	—	5.7	.06
- Impairment Costs	—	—	2.4	.02
- Tax adjustments (a)	(12.6)	(0.13)	(1.9)	(0.02)
Non-GAAP net income from continuing operations	$15.7	$0.16	$19.2	$0.20
	Unaudited
	Year Ended December 31,
	2008		2007
	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$111.2	$1.14	$63.3	$0.66
- Tax adjustments (a)	(26.2)	(0.27)	(1.9)	(0.02)
- Gain on sale of BHA (net of tax)	(11.7)	(0.12)	—	—
- Pension Settlement Expense (net of tax)	1.7	0.02	5.7	0.06
- Impairment Costs	—	—	2.4	0.02
- Environmental Expense (net of tax)	4.7	0.05	—	—
Non-GAAP net income from continuing operations	$79.7	$0.82	$69.5	$0.72

a) The fourth quarter and full year 2008 tax adjustments include $12.6 and $26.2 million in net benefit primarily related to the reinstatement of U.S. deferred tax assets in the second quarter, which had been previously written off. Fourth quarter and full year 2007 tax adjustment includes a $1.9 million benefit from a change in estimate of state net deferred tax assets.

Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries	Table E
Schedule of Net Income from Continuing Operations Per Common Share
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2008	2007	2008	2007

Basic net income from continuing operations per common share:
Net income from continuing operations	$28.3	$13.0	$111.2	$63.3
Weighted average common shares outstanding	96.6	95.5	96.3	94.7

Basic net income from continuing operations per common share	$0.29	$0.14	$1.15	$0.67

Diluted net income from continuing operations per common share:
Net income from continuing operations	$28.3	$13.0	$111.2	$63.3
Weighted average common shares outstanding – Basic	96.6	95.5	96.3	94.7

Plus incremental shares from assumed conversions:
Restricted stock units	0.1	0.4	0.3	0.5
Stock Options	0.5	1.5	1.0	1.3
Weighted average common shares outstanding–Dilutive	97.2	97.4	97.6	96.5

Diluted net income from continuing operations per common share	$0.29	$0.13	$1.14	$0.66
Hexcel Corporation
Schedule of Total Debt, Net of Cash	Table F
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2008	2008	2007

Notes payable and current maturities of capital lease obligations	$2.1	$1.9	$0.4
Long-term notes payable and capital lease obligations	392.5	393.1	315.5
Total Debt	394.6	395.0	315.9
Less: Cash and cash equivalents	(50.9)	(48.7)	(28.1)
Total debt, net of cash	$343.7	$346.3	$287.8

CONTACT:
Hexcel Corporation
Investors:
Wayne Pensky, 203-352-6839
wayne.pensky@hexcel.com
or
Media:
Michael Bacal, 203-352-6826
michael.bacal@hexcel.com